EXHIBIT 4b

Supplement

                                                                 August 5, 2003
                                                       Toyota Motor Corporation

      Comparison of Consolidated Financial Results for FY2003 First Quarter
                  under Japanese and U.S. Accounting Standards

FY2003 first quarter (April 1, 2002 - June 30, 2002)                                                               (Billions of yen)
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                                                                          Differences
                                      ------------------------------------------------------------------------------------

                                           (1)             (2)          (3)            (4)               (5)
Category                 Japanese        Scope of       Reporting     Foreign        Gains on         Impairment    Other    U.S.
                         standards    consolidation      category     currency      transfer of          of               standards
                                                        of equity    translation   the substantial   marketable
                                                       in earnings      and         portion of       securities
                                                      of affiliated  derivatives   the employee
                                                        companies                  pension fund
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
Net                       4,021.1         (114.2)           -            -              -                 -        (29.3)   3,877.6
revenues

Income before
income taxes,
minority interest and       613.6          (13.6)        (33.7)        33.0         (162.5)           (23.9)         9.3      422.2
equity in earnings of
affiliated companies
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


(1) Scope of Consolidation
    Under the U.S. standards, the determination of which subsidiaries are included in the scope of consolidation is made on the basis of ownership (more than 50%), and consequently, those subsidiaries that are consolidated according to the control basis under the Japanese standards are excluded from the scope of consolidation.

(2) Reporting Category of Equity in Earnings of Affiliated Companies
    "Equity in earnings of affiliated companies" reported under the Japanese standards as non-operating income is not included in "income before income taxes, minority interest and equity in earnings of affiliated companies" under the U.S. standards, therefore the figure for this item has been reclassified.

(3) Foreign Currency Translation and Derivatives
    The difference mainly relates to the valuation profits or losses on foreign exchange forward contracts outstanding at the end of the period which are recognized as "foreign exchange gain or lose" in the statements of income under the U.S. standards while deferred as assets or liabilities under the Japanese standards.

(4) Gains on Transfer of the Substitutional Portion of the Employee Pension Fund Under the U.S. standards, gains or losses on transfer of the substitutional portion of the employee pension fund are recognized at the time of the actual transfer, therefore "gains on transfer of the substitutional portion of the employee pension fund," recognized under the Japanese standards, is not included.

(5) Impairment of Marketable Securities
    Impairment losses of certain marketable securities whose acquisition costs under the U.S. standards exceed those under the Japanese standards are recognized.